NB FINANCE, LTD.
CODE OF BUSINESS CONDUCT AND ETHICS

Appendix

Purpose of Code	2
Compliance with Laws, Rules and Regulations	2
Conflicts of Interest	2
Confidentiality	3
Discrimination, Harassment and Retaliation	3
Protection and Proper Use of Company Assets	4
Protecting Computerized Data and Using Electronic Networks	4
Respect for the Organization and Fair Dealing	4
Disclosure and Record-Keeping	5
Record Retention	5
Improper Influence of Auditors	5
Inquiries and Reporting	6
Discipline	6
Waivers or Amendment of the Code	6
Compliance with Code	7
Schedule – Code of Business Conduct and Ethics – Statement of Compliance	8

NB FINANCE, LTD.
CODE OF BUSINESS CONDUCT AND ETHICS

1. Purpose of Code
It has always been the policy of NB Finance, Ltd. (“NB Finance”) and its parent company, National Bank of Canada (the “Bank”), and the affiliates of the Bank, that all its activities be conducted in accordance with the highest ethical standards and in compliance with all applicable governmental laws, rules and regulations. NB Finance believes that it is imperative that its directors, officers and employees act at all times in an honest and ethical manner in connection with their service to NB Finance and act at all times in the best interests of NB Finance in order to assure its future success.

The following information constitutes NB Finance’s Code of Business Conduct and Ethics (the “Code”), which applies to all NB Finance directors, officers and employees and is intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002, the regulations promulgated thereunder, and the requirements for a code of business conduct and ethics under the listing standards of the New York Stock Exchange. For purposes of this Code, “employee” and “employees” mean all of NB Finance’s agents, service providers and all other persons working on NB Finance files pursuant to various service agreements.

This Code prescribes the minimum legal and ethical standards required of all directors, officers and employees and is in addition to any other policies adopted by the Board of Directors from time to time. This Code cannot address every possible situation that may arise in conducting NB Finance’s business. In situations which are not expressly addressed in this Code, each director, officer and employee is expected to exercise his or her judgment to act in a manner consistent with the intent of the policies set forth herein.

2. Compliance with Laws, Rules and Regulations
NB Finance is committed to conducting its business in strict compliance with the laws, rules and regulations that apply to it, including insider trading laws (the “Law”). No director, officer or employee of NB Finance may undertake any activities in the name of NB Finance, whether administrative, financial, operating or in any other capacity, that would violate, directly or indirectly, any Law. Nor may any director, officer or employee assist any third party in violating any law, rule or regulation applicable to that third party, whether or not such assistance constitutes a violation.

This Code does not summarize the Law that is applicable to NB Finance and its directors, officers and employees. Any questions on the Law may be directed to NB Finance’s Assistant Secretary.

3. Conflicts of Interest
Each director, officer and employee must avoid any situation or transaction in which a conflict of interest exists or may develop. A “conflict of interest” exists any time the individual interest of a director, officer or employee interferes, or appears to interfere, with the interest of NB Finance. A conflict of interest can also exist when a director, officer or employee takes an action or has an interest that makes it difficult to perform his or her duties on behalf of NB Finance objectively, effectively and fairly. A conflict of interest may also arise if a director, officer or employee, or a member of his or her immediate family, receives improper benefits as a result of the director, officer or employee’s position with NB Finance.

NB Finance’s directors, officers and employees must plan personal relationships and business affairs so as to avoid situations that might lead to actual or perceived conflicts between the self-interest of such individuals and their obligations and duties to NB Finance and their shareholders. No director, officer or employee may work simultaneously for a direct or indirect competitor of NB Finance (other than the Bank or any of its affiliates). NB Finance will not make loans to, or guaranty the obligation of, any director, officer or employee, or the immediate family member of any director, officer or employee. Any questions about whether a conflict of interest exists or develops may be addressed to the Assistant Secretary, at the contact information mentioned below. It is also forbidden to take for themselves personally opportunities that are discovered through the use of corporate property, information, or position for personal gain.

A director or executive officer must report any actual or potential conflict of interest between the director or executive officer to the Assistant Secretary, at the contact information mentioned below. Any other officer or employee of NB Finance must report any actual or potential conflict of interest involving the employee to the Assistant Secretary, at the contact information mentioned below. A waiver from the prohibition on conflicts of interest contained in this Code may be requested (and, if applicable, reported publicly) pursuant to Section 16 of this Code.

4. Confidentiality
During and subsequent to the term of directorship, office or employment, no director, officer or employee may disclose, release, describe, communicate or use for any purpose other than NB Finance’s corporate purposes any confidential information entrusted to him or her by NB Finance, except when disclosure is authorized or legally mandated. “Confidential information” includes all non-public information (including electronic information) about NB Finance or any other person, including any of NB Finance’s business partners or employees, as well as the Bank and its subsidiaries, that, if disclosed, might be of use to competitors of, or harmful to, NB Finance, its business partners or employees or the Bank or its subsidiaries. Even within NB Finance, confidential information may only be disclosed to those who have a business-related “need to know”. Directors, officers and employees also may not disclose confidential information that they obtained at a previous company or employer, including, but not limited to, trade secrets.

5. Discrimination, Harassment and Retaliation
NB Finance will not tolerate discrimination, harassment or retaliation. NB Finance’s policy against discrimination applies to any legally protected status, including race, color, gender, religion, national origin, disability and age.

NB Finance will not, and no director, officer or employee may, retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination.

NB Finance will not, and no director, officer or employee may, discriminate or retaliate against any person who provides information to a regulatory or law enforcement agency, a government official or a supervisor concerning conduct which the person reasonably believes constitutes a violation of securities laws or any provision of federal law relating to fraud.

6. Protection and Proper Use of Company Assets
All directors, officers and employees must protect NB Finance's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on NB Finance's profitability. All suspected incidents of fraud, theft or significant waste must be immediately reported to NB Finance’s President, Chief Financial Officer or the Assistant Secretary, at the contact information mentioned below. Directors, officers and employees may not use property or disclose or use confidential information belonging to NB Finance, or use business opportunities discovered in the performance of their duties or through the use of NB Finance’s property or confidential information, for personal gain or for the benefit of any third party.

The obligation of directors, officers and employees to protect NB Finance’s assets includes the obligation to protect NB Finance’s proprietary information. “Proprietary information” includes, but is not limited to, intellectual property such as trade secrets, trademarks and copyrights, as well as business strategies, investment and acquisition strategies, market research, business information and analysis, ideas, contacts, projections, financial models, plans, proposals, designs, databases, records and any other unpublished financial data and reports and all internally developed information. Directors, officers and employees may not use or distribute proprietary information except for NB Finance’s corporate purposes.

7. Protecting Computerized Data and Using Electronic Networks
Computerized data are important NB Finance assets. Should any director, officer or employee become aware of a breach of computer security measures or an attempt to gain unauthorized access to NB Finance’s computer systems, such director, officer or employee must promptly inform NB Finance’s President or Chief Financial Officer.

8. Respect for the Organization and Fair Dealing
All directors, officers and employees must at all times refrain from declaring any event or making any statement that may discredit the quality of the services or products of NB Finance or tarnish its image or reputation with the general public. Directors, officers and employees may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. These obligations continue to apply after the term of directorship or termination of employment. Directors, officers and employees may not participate, directly or indirectly, in activities which may compromise NB Finance’s interest, image or reputation. If any director, officer or employee is or becomes aware of any wrongful acts or any circumstances, events, deeds or actions that could be detrimental to NB Finance’s interests or its reputation for integrity, such director, officer or employee must promptly inform NB Finance’s President, Chief Financial Officer or the Assistant Secretary.

9. Disclosure and Record-Keeping
NB Finance is required to report its financial results and other information about its businesses to the Securities and Exchange Commission. NB Finance’s senior financial officers and other officers and employees working in financial management and reporting have a responsibility to ensure that all of NB Finance’s financial disclosures are full, fair, accurate, timely and understandable. Such directors, officers and employees must understand and comply with generally accepted accounting principles as adopted by NB Finance and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

All of NB Finance’s accounting books, records, reports and financial statements, as well as supporting papers, must accurately reflect and describe corporate transactions and must conform both to applicable legal requirements and to NB Finance’s system of internal controls. The recordation of such data may not be falsified or altered in any way to conceal or distort assets, liabilities, revenues or expenses. No funds or assets may be maintained by NB Finance for any illegal or improper purpose and the creation and maintenance of undisclosed or unrecorded funds or assets is strictly prohibited. Any director, officer or employee having information or knowledge of any error, omission, inaccuracy or falsification in NB Finance’s books, records, financial statements or other documents, or of any conduct not in conformity with the established internal accounting controls of NB Finance, must report the matter to the Assistant Secretary, at the contact information mentioned below.

10. Record Retention
NB Finance ensures that proper record retention policies are in place. Records must always be retained or destroyed according to those policies. If a director, officer or employee is aware of an imminent or ongoing investigation, audit or examination initiated by NB Finance, by NB Finance's auditors or by any governmental agency, that director, officer or employee must retain all documents (including computer records) in his or her custody or control relating to the matter under investigation. If a director, officer or employee is not sure whether a document can be destroyed, or has any questions about NB Finance’s policies regarding the retention of records, the director, officer or employee should contact NB Finance’s President or Chief Financial Officer.

11. Improper Influence of Auditors
No director, officer or employee of NB Finance may take any action to fraudulently influence, coerce, manipulate or mislead the auditor of NB Finance’s financial statements for the purpose of rendering those financial statements materially misleading. Any director, officer or employee having information or knowledge of such behaviour must promptly report the matter to the Assistant Secretary.

12. Inquiries and Reporting
Any director, officer or employee who becomes aware of a violation of this Code must promptly report the violation to any one of the persons listed below. If requested, the name of any person reporting a violation of this Code will be kept confidential.

Any question about the interpretation or application of this Code or any complaint or concern on any other matter relating to this Code should be addressed either to the President, the Chief Financial Officer or the Assistant Secretary.

The President, the Chief Financial Officer or the Assistant Secretaries may be contacted at:

Martin Ouellet	Jean Dagenais
President	Chief Financial Officer
1155 Metcalfe	600 De La Gauchetière Street West
1st Floor	7th Floor
Montreal, Quebec	Montreal, Quebec
Canada, H3B 5G2	Canada, H3B 4L2
Tel: (514) 394-8974	Tel: (514) 394-6233

Vanessa Fontana	Valerie Pelletier
Assistant Secretary	Assistant Secretary
600 De La Gauchetière Street West	to the attention of:
27th Floor	Corporate Secretary’s Office
Montreal, Quebec	600 De La Gauchetière Street West
Canada, H3B 4L2	27th Floor
Tel: (514) 394-8338	Montreal, Quebec
Canada, H3B 4L2
Tel: (514) 297-7768

NB Finance will not retaliate against any person who provides information concerning a violation of any NB Finance policy or of this Code.

13. Discipline
Failure to comply with this Code can have substantial consequences. A failure to comply with this Code may render a director, officer or employee personally liable for the legal or ethical violation (which may result in fines or even jail time). NB Finance may subject any director, officer or employee who has failed to comply with this Code to disciplinary measures that will depend on the circumstances of the violation, including termination of employment.

14. Waivers or Amendment of the Code
Any waiver of this Code (including waivers of any actual or potential conflict of interest) for the directors or executive officers of NB Finance may be made only by the Board of Directors, in its discretion. Waivers of this Code for other officers or employees may be made by the President or the Chief Financial Officer, in their discretion. Any director, officer or employee seeking a waiver must make full disclosure in advance of the transaction in question.

Any waiver or amendment to this Code will also be promptly disclosed as required by Law.

15. Compliance with Code
Each director, officer and employee of NB Finance will be provided with a copy of this Code upon election or at the commencement of employment. This Code may be revised or supplemented from time to time. Each director, officer and employee will receive copies of updates to this Code and must maintain a working knowledge and understanding of this Code. Upon election or at commencement of employment and each year thereafter, each director, officer and employee must sign an acknowledgement in the form attached hereto, stating that he or she has read, understands and agrees to comply with the most recent version of this Code, which will be retained by the Assistant Secretary of NB Finance. A copy of this Code, as periodically updated, will also be available to directors, officers and employees, as an exhibit to NB Finance’s annual report on Form 20-F.

Reviewed and Approved by the Board of Directors on: December 23, 2003
Reviewed and Approved by the Board of Directors on: June 15, 2006
Reviewed and Approved by the Board of Directors on: June 14, 2007
Reviewed and Approved by the Board of Directors on: June 18, 2008

NB FINANCE, LTD.

CODE OF BUSINESS CONDUCT AND ETHICS – STATEMENT OF
COMPLIANCE

I, the undersigned, hereby acknowledge that I have read NB Finance’s Code of Business Conduct and Ethics (the “Code”) and have become familiar with its content.

I hereby agree to comply with the Code, as the same may be modified or supplemented from time to time.

To the best of my knowledge, I am not involved in any situation or position that conflicts with or violates, or might appear to conflict with or violate, the Code.

I also agree to notify the President, the Chief Financial Officer of NB Finance, Ltd., the Assistant Secretary or such other appropriate person identified in the Code, immediately of any event or situation that might adversely affect my compliance with the Code.

Date: ___________________

SIGNATURE

NAME (PLEASE PRINT)

Note: All Directors, Officers and Employees must complete this Statement of Compliance and forward the completed version to the Corporate Secretary’s Office on 600 De La Gauchetière Street West, 27th Floor, Montreal, Quebec, Canada, H3B 4L2, to the attention of: Vanessa Fontana, for inclusion in NB Finance Ltd.’s official records.